Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)
(Form Type)

SPX Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered(2)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	Rule 457(r)	3,058,511	$188.00	$575,000,068	$0.00015310	$88,032.51	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
		Total Offering Amounts				$575,000,068		$88,032.51
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$88,032.51

(1)
The filing fee is calculated in accordance with 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant initially deferred payment of all of the registration fee for Registration Statement on Form S-3 (Registration No. 333-289489) filed on August 11, 2025 (the "Registration Statement").  This “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” filed as Exhibit 107 to the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act.

(2)	Assumes exercise in full of the underwriters’ option to purchase 398,936 additional shares.